Exhibit 10.2

INNOVATE BIOPHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

September 21, 2018

Non-employee members of the board of directors (the “Board”) of Innovate Biopharmaceuticals, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall become effective on the date hereof (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

(b) Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i) Chairman of the Board. A Non-Employee Director serving as Chairman of the Board shall receive an additional annual retainer of $35,000 for such service.

(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $25,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be due and payable as soon as practicable after the first day of the quarter in which such services are to be rendered (i.e., as soon as practicable after January 1, April 1, July 1 and October 1). In the event a Non-Employee Director is appointed or elected during the course of any quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 1(a) and 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of any applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan. Notwithstanding anything else to the contrary herein, awards shall only be made pursuant to this policy if there are sufficient authorized but unissued shares reserved under the Equity Plan for such awards or if the awards are subject to stockholder approval at a future Annual Stockholder Meeting on a Board approved proxy statement. If there are not sufficient authorized but unissued shares so reserved and the Board chooses not to make the awards subject to stockholder approval, the awards shall be made as soon as reasonably practicable after a sufficient number of additional shares become available under the Equity Plan for such awards.

(a) Annual Awards. A Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, an option to purchase 25,000 shares of the Company’s common stock (at a per-share exercise price equal to the closing price per share of the Company’s common stock on the date of such annual meeting (or on the last preceding trading day if the date of the annual meeting is not a trading day) (or in the case of the Chairman of the Board, 40,000) (as determined in accordance with ASC 718) (with the number of shares of Common Stock underlying each such award subject to adjustment as provided in the Equity Plan). At such Non-Employee Director’s written election at least 30 days prior to the date of grant, such grant may instead be in the form of restricted stock units of the Company having equivalent value (using the Black Scholes valuation methodology) to the value of the annual award to be paid. Any such election will remain in effect until revoked by such Non-Employee Director, provided that any such revocation is made at least 30 days prior to the date of grant. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall receive both an Annual Award in connection with such election and shall receive an Initial Award (as defined below) on the date of such Annual Meeting as well.

(b) Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board on any date other than the date of an Annual Meeting (including directors appointed to the Board in connection with the consummation of the Company’s reverse merger transaction on January 29, 2018, to the extent such individual has not been previously granted an award in anticipation of Board service) shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”) or as soon as practical, thereafter, an option to purchase 50,000 shares of the Company’s common stock (at a per-share exercise price equal to the closing price per share of the Company’s common stock on the date of such election or appointment (or on the last preceding trading day if such date is not a trading day). At such Non-Employee Director’s written election before the date of grant, such grant may instead be in the form of restricted stock units of the Company having equivalent value (using the Black Scholes valuation methodology) to the value of the initial award. The awards described in this Section 2(b) shall be referred to as “Initial Awards.”  For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.

(c) Termination of Service of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

(d) Vesting of Awards Granted to Non-Employee Directors. Each Initial Award shall vest as to 10% of the underlying shares on the date of grant, with the remainder of the shares vesting in thirty-six (36) equal monthly installments. Each Annual Award shall vest in thirty-six (36) equal monthly installments. In all cases, vesting shall be subject to the Non-Employee Director’s continued service on the Board as a Non-Employee Director through each applicable vesting date. No portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall become vested and exercisable thereafter. All of a Non-Employee Director’s Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.